Exhibit 99.1
ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2008

Great Neck, New York - May 8, 2008 - One Liberty Properties, Inc. (NYSE: OLP) today announced its results of operations for the quarter ended March 31, 2008.

For the quarter ended March 31, 2008, One Liberty reported rental income of $9.4 million and net income of $2.8 million, or $.27 per diluted share. Net income for the quarter ended March 31, 2008 gives effect to earnings of unconsolidated joint ventures of $145,000 ($.01 per diluted share), gain on disposition of a property owned by an unconsolidated joint venture of $297,000 ($.03 per diluted share), and income from discontinued operations of $348,000 ($.03 per diluted share). This compares with rental income of $9.3 million, net income of $3.1 million and net income per share on a diluted basis of $.31 for the quarter ended March 31, 2007. Net income for the quarter ended March 31, 2007 gives effect to earnings of unconsolidated joint ventures of $144,000 ($.01 per diluted share), gain on disposition of a property owned by an unconsolidated joint venture of $583,000 ($.06 per diluted share), and income from discontinued operations of $377,000 ($.04 per diluted share).

Commenting on the results of operations, Patrick J. Callan, Jr., President and Chief Executive Officer, stated that, “the 1.5% increase in rental income quarter over quarter was primarily due to the acquisition of two properties in the current quarter.” On the expense side, Mr. Callan noted that operating expenses decreased by 3% quarter versus quarter, which includes a decrease of 5.9% in general and administrative expenses. Continuing, Mr. Callan noted that net income decreased by $367,000 ($.04 per diluted share) quarter versus quarter primarily due to (i) a decrease in interest income earned on One Liberty’s investment in short term cash equivalents because of a decline in market interest rates and a decrease in cash available for investment, and (ii) gains recognized by One Liberty’s joint ventures on property sales in the quarter ended March 31, 2007, which were greater than in the quarter ended March 31, 2008. Mr. Callan added, “Even though our net income was $367,000 less this quarter than the first quarter of 2007, our rental income and operating income increased moderately. The decline in net income was attributable primarily to differences in items that are below the operating line, such as interest income and gains on property sales.”

FFO for the three months ended March 31, 2008 was $4.6 million, or $.46 per share on a diluted basis, as compared to $4.7 million, or $.47 per diluted share, for the three months ended March 31, 2007. FFO, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation in unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts net gain on sale of real estate, including One Liberty’s share of gain on disposition of real estate of its unconsolidated joint ventures.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2007. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Rental income - Note 1	$9,398	$9,263

Operating expenses:
Depreciation and amortization	2,051	2,029
General and administrative	1,596	1,696
Federal excise tax	11	36
Real estate expenses	55	71
Leasehold rent	77	77
Total operating expenses	3,790	3,909

Operating income	5,608	5,354

Other income and expenses:
Equity in earnings of unconsolidated
joint ventures	145	144
Gain on dispositions of real estate of
unconsolidated joint ventures	297	583
Interest and other income	209	584
Interest:
Expense	(3,670)	(3,735)
Amortization of deferred financing costs	(158)	(161)

Income from continuing operations	2,431	2,769

Income from discontinued operations	348	377

Net income	$2,779	$3,146

Net income per common share (basic and diluted):
Income from continuing operations	$.24	$.27
Income from discontinued operations	.03	.04
Net income per common share	$.27	$.31

Funds from operations - Note 2	$4,629	$4,748

Funds from operations per common share -
diluted - Note 3	$.46	$.47

Weighted average number of
common shares outstanding:
Basic and diluted	10,152	10,001

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $388 and $683 for the three months ended March 31, 2008 and 2007, respectively.

Note 2 - Funds from operations is summarized in the following table:

	Three Months Ended
	March 31,
	2008	2007
Net income	$2,779	$3,146
Add: depreciation of properties	2,051	2,087
Add: our share of depreciation in
unconsolidated joint ventures	80	83
Add: amortization of capitalized leasing
expenses	16	15
Deduct: our share of net gain on sale
in unconsolidated joint ventures	(297)	(583)
Funds from operations (a)	$4,629	$4,748

Note 3 - Funds from operations per common share is summarized in the following table:

Net income	$.27	$.31
Add: depreciation of properties	.21	.21
Add: our share of depreciation in
unconsolidated joint ventures	.01	.01
Add: amortization of capitalized leasing
expenses	-	-
Deduct: our share of net gain on sale
in unconsolidated joint ventures	(.03)	(.06)
Funds from operations per common share (a)	$.46	$.47

(a)  We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	December 31,
	2008	2007
ASSETS:
Real estate investments, net	$337,997	$333,990
Investment in unconsolidated joint ventures	5,565	6,570
Cash and cash equivalents	24,870	25,737
Restricted cash	7,780	7,742
Property held for sale	10,052	10,052
Unbilled rent receivable	10,223	9,893
Other assets	11,435	12,650
Total assets	$407,922	$406,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$223,541	$222,035
Other liabilities	13,140	13,360
Total liabilities	236,681	235,395
Stockholders’ Equity	171,241	171,239
Total liabilities and stockholders’ equity	$407,922	$406,634